Exhibit 99.1

Lunai Bioworks Announces Receipt of Nasdaq Determination and Intention to Voluntarily Delist and Deregister

SACRAMENTO, Calif., October 22, 2026 – Lunai Bioworks Inc. (Nasdaq: LNAI) (the “Company”) announced that on October 21, 2026, it received a letter from the Listing Qualifications Department of The Nasdaq Stock Market LLC (“Nasdaq”) stating that the Company no longer complies with Nasdaq Listing Rule 5550(b)(1), which requires minimum stockholders’ equity of $2,500,000. The Company reported a stockholders’ deficit of $(9,024,946) in its Annual Report on Form 10-K for the fiscal year ended June 30, 2026, and does not meet the alternative market value of listed securities or net income standards. Because the Company is subject to a mandatory Hearings Panel Monitor under Nasdaq Listing Rule 5815(d)(4)(B), Nasdaq staff determined to delist the Company’s securities. Trading in the Company’s common stock on Nasdaq is expected to be suspended at the opening of business on October 30, 2026.

The Company will not request a hearing. Rather than contest the staff determination, the Company’s Board of Directors approved on October 22, 2026 the voluntary withdrawal of the Company’s common stock from listing on Nasdaq under Rule 12d2-2(c) under the Securities Exchange Act of 1934, as amended. The Board took this action because of the staff determination and the Company’s financial condition, and concluded that the cost of continued listing and SEC reporting is not justified.

The Company notified Nasdaq of its intention on October 22, 2026. The Company intends to file a Form 25 with the Securities and Exchange Commission (the “SEC”) on or about November 2, 2026, and expects the delisting to become effective on or about November 12, 2026. The Company then intends to file a Form 15 to suspend its SEC reporting obligations, to the extent it is eligible to do so. The Company’s SEC reporting obligations will continue unless and until they are terminated or suspended in accordance with the SEC’s rules.

The Company does not intend to arrange for quotation of its common stock on any over-the-counter market and cannot assure that any trading market for its common stock will exist after trading on Nasdaq is suspended.

Forward-Looking Statements

This press release contains forward-looking statements, including statements regarding the expected suspension of trading, the expected timing of the Form 25 and Form 15 filings, and the expected timing of delisting and deregistration. Actual results may differ materially due to risks and uncertainties, including Nasdaq and SEC procedures and the Company’s financial condition. The Company undertakes no obligation to update these statements, except as required by law.

Contact

David Weinstein, Chief Executive Officer

[dweinstein@lunaibioworks.com]

(424) 222-9301